UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   LaRoche, Jr., Richard F.
   2103 Shannon Drive
   Murfreesboro, TN  37129
2. Date of Event Requiring Statement (Month/Day/Year)
   January 2, 1998
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Issuer Name and Ticker or Trading Symbol
   National Health Realty, Inc.
   NHR
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President and Secretary
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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Shares of Common Stock - NHC, Inc.         |8,875                 |I               |Shares in S Corp                               |
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Shares of Common Stock, held in trust, subj|29,523                |I               |Remain. in GRAT                                |
ect to life estate                         |                      |                |                                               |
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Shares of Common Stock - IRA               |1,908                 |D               |IRA                                            |
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Shares of Common Stock - Family Partnership|33,938                |I               |Family Partnership                             |
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Shares of Common Stock - my name or my wife|301,332               |D               |                                               |
's name                                    |                      |                |                                               |
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Shares of Common Stock - children at home  |1,625                 |I               |In child's name                                |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Explanation of Responses: